EXHIBIT 16

September 19, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements included under Item 4.01 of Form 8-K dated September 12, 2014 of Citius Pharmaceuticals, Inc. (formerly Trail One, Inc.) to be filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ M&K CPAS, PLLC
M&K CPAS, PLLC
Houston, Texas